Exhibit 10.24

Streamline Facility Agreement

June 16, 2005

Versant Corporation

6539 Dumbarton Circle

Fremont, California 94555

Gentlemen:

Reference is made to the Loan and Security Agreement between you (“Borrower”) and us (“Silicon”) dated June 16, 2005 (as amended, the “Loan Agreement”). This letter agreement, the Loan Agreement and all other written documents and agreements between us are referred to herein collectively as the “Loan Documents”. Capitalized terms used but not defined in this agreement, shall have the meanings set forth in the Loan Agreement.

This will confirm the agreement of Silicon and Borrower that so long as:  (i) Borrower maintains unrestricted cash at Silicon (less the principal amount of outstanding Advances) of at least $1,000,000 (the “Minimum Cash Balance Requirement”), (ii) the aggregate principal balance of all outstanding Advances does not exceed $1,000,000 (the “Maximum Outstandings Requirement”), (iii) no Event of Default has occurred and is continuing; and (iv) Borrower is not in breach of its obligations under this Agreement, then the following provisions shall apply:

1.             Copies of Eligible Accounts Not Required. Borrower shall not be required to provide Silicon with copies of Eligible Accounts to support the Advances unless any portion of the Advances remains outstanding for more than ten (10) consecutive business days, in which instance, Borrower shall be required to provide Silicon with copies of the Eligible Account invoices to support all outstanding Advances.

2.             Standard Terms and Conditions Apply. Upon the earliest to occur of (a) a breach of the Minimum Cash Balance Requirement, (b) a breach of the Maximum Outstandings Requirement, (c) the occurrence of an Event of Default under the Loan Documents, or (d) a breach of Borrower’s obligations under this Agreement, all of the respective terms and conditions of the Loan Agreement that have been modified by this Agreement will immediately revert to the respective standard terms and conditions as provided for in the Loan Agreement (without giving effect to this Agreement), which standard terms will immediately go back into effect without any further action on the part of Silicon or Borrower.

In order to initiate an Advance while this Agreement is in effect, the Borrower must provide Silicon with (i) a signed funding transmittal request (in form acceptable to Silicon) and (ii) copies of the reports required pursuant to Section 6.2 of the Loan Agreement.

This letter agreement, the Loan Agreement and the other Loan Documents set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, oral representations, oral agreements and oral understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement and all other Loan Documents shall continue in full force and effect and the same are hereby ratified and confirmed.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement and return it to us.

Sincerely yours,

Silicon Valley Bank

By	/s/ Brett Maver
	Title	VP

Accepted and agreed:

Borrower:

Versant Corporation

By	/s/ Jochen Witte
President or Vice President